Exhibit 99.1

11695 Johns Creek Pkwy. Johns Creek, GA 30097

NEWS RELEASE

For media information:	For investor information:

Dian Terry (937) 242-4781 dian.terry@teradata.com	Gregg Swearingen (937) 242-4600 gregg.swearingen@teradata.com

For Release on February 11, 2010

Teradata Announces 2009 Fourth Quarter and Full-Year Results

•	Fourth quarter GAAP EPS of $0.48, versus $ 0.45 in fourth quarter of 2008

•	2009 full-year GAAP EPS of $1.46, versus $1.39 in 2008

•	2009 full-year non-GAAP EPS of $1.48 versus $1.42 in 2008 (1)

•	Fourth quarter revenue grew 1 percent, down 3 percent in constant currency

•	2009 full-year revenue declined 3 percent, down 1 percent in constant currency

•	$455 million of cash from operations generated in 2009, versus $440 million in 2008

ATLANTA – Teradata Corporation (NYSE: TDC), the world’s largest company solely focused on data warehousing and enterprise analytics, today reported revenue of $496 million for the quarter ended December 31, 2009, an increase of 1 percent from $493 million in 2008. The fourth quarter revenue comparison included 4 percentage points of benefit from currency fluctuations. (2) For the full year 2009, revenue was $1.709 billion, a 3 percent decrease from $1.762 billion in 2008. The full-year revenue comparison included 2 percentage points of negative currency impact.(2)

Gross margin in the fourth quarter was 56.0 percent versus 54.6 percent in the fourth quarter of 2008. The gross margin improvement was driven by the Americas region, which saw a more favorable deal mix as compared to the prior-year period. Gross margin for full year 2009 was 54.9 percent, up a full point from 53.9 percent in 2008. The increase in gross margin for the full year was driven primarily by improvements in consulting services, which benefited from increased utilization of internal consulting resources, along with a continued focus on operational efficiencies and leverage.

Teradata reported fourth-quarter net income under Generally Accepted Accounting Principles (GAAP) of $84 million, or $0.48 per diluted share, which compared to GAAP net

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income of $79 million, or $0.45 per diluted share, in the fourth quarter of 2008. For the full year 2009, Teradata reported GAAP net income of $254 million, or $1.46 per diluted share which included $5 million ($3 million after-tax) of impairment charges to write down the value of a historical equity investment. In 2008, Teradata reported GAAP net income of $250 million, or $1.39 per diluted share, which included $3 million ($2 million after-tax) of impairment charges to write down the value of a historical equity investment and a $3 million charge to reflect an adjustment to tax expense based on the Company’s 2007 US federal tax return. Excluding these items, non-GAAP earnings for full-year 2009 was $1.48 per diluted share, compared to $1.42 per diluted share in 2008.(1)

“Teradata finished 2009 with record operating income and EPS in both the fourth quarter and for the year,” said Mike Koehler, president and chief executive officer of Teradata Corporation.

“I’m very proud of the Teradata team’s strong execution, which enabled us to better serve and provide value to our customers, while generating solid results for our shareholders. We continued to increase investments in our business during 2009 and, as a result, have positioned ourselves stronger as we enter 2010.

“Looking forward, we will continue to increase investments to extend our technology lead, expand our market coverage, and strengthen our partnerships. We remain passionate about helping customers achieve the intelligence and agility needed to drive value for their companies and gain competitive advantage. We are the acknowledged leader of the data warehousing market and we will keep working hard to extend this leadership position.”

Regional Operating Segment Results

Teradata reports its results in three regional operating segments.

Americas

Teradata generated $300 million of revenue in its Americas region in the fourth quarter of 2009, up 5 percent from $285 million in the fourth quarter of 2008. Currency translation benefited revenue growth in the Americas by 1 percentage point in the fourth quarter. (2) For the full year, revenue in the Americas region was $981 million in 2009 compared to $984 million in 2008. The full-year revenue comparison in the Americas was not significantly affected by currency translation.

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Gross margin in the Americas region in the fourth quarter of 2009 was 60.7 percent, compared to 57.2 percent in the fourth quarter of 2008. Gross margin in the quarter was higher due to the impact of a favorable deal mix on product gross margin and improvements in consulting services margin as compared to the prior year. Gross margin in the Americas region for full year 2009 was 58.1 percent, compared to 56.6 percent in 2008. For the year, gross margin in the Americas was higher due to improved consulting and product margins.

Europe, Middle East and Africa (EMEA)

Revenue in Teradata’s EMEA region in the fourth quarter of 2009 was $106 million, down 7 percent from $114 million generated in the fourth quarter of 2008. Currency translation benefited the revenue comparison in the EMEA region by 7 percentage points.(2) For the full year 2009, revenue in the EMEA region decreased 5 percent to $430 million. However, the full-year revenue comparison was negatively impacted by 7 percentage points from currency translation.(2)

Gross margin in the EMEA region in the fourth quarter of 2009 was 51.9 percent compared to 51.8 percent reported in the fourth quarter of 2008. Gross margin of 53.5 percent for full year 2009 compared favorably to 51.9 percent in 2008, driven by improved consulting margins.

Asia Pacific / Japan (APJ)

Teradata generated $90 million of revenue in its APJ region in the fourth quarter of 2009, a 4 percent decrease from $94 million in the fourth quarter of 2008. The revenue comparison in the APJ region was benefited by 5 percentage points from currency translation.(2) For the full year 2009, revenue in the APJ region declined 9 percent to $298 million. Currency translation provided 1 percentage point of benefit in the full-year revenue comparison.(2)

Gross margin in the APJ region in the fourth quarter of 2009 was 45.6 percent, compared to 50.0 percent in the fourth quarter of 2008. Gross margin declined in the quarter due to lower service margins and the impact of lower product revenue volume compared to the prior year period. Gross margin in the APJ region for full year 2009 declined to 46.3 percent from 48.3 percent in 2008, due primarily to the impact of lower product revenue.

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Operating Income

Fourth-quarter operating income of $106 million improved from $102 million reported in the fourth quarter of 2008. In the quarter, favorable gross margin and higher revenue more than offset slightly higher selling, general and administrative expense and higher research and development expense. Full-year operating income was $338 million in 2009, versus $333 million in 2008. For the full year, higher gross margin and lower selling, general and administrative expense more than offset the effect of lower revenue and higher research and development expense.

Other Items

Lower interest income, due to the current lower interest rate environment, was offset by other expense in the fourth quarter of 2009. “Other Expense” for the full year was $4 million, versus $5 million of “Other Income” in 2008. The year-over-year change was largely due to the lower interest rate environment. Teradata incurred similar write-downs of historical equity investments in both years.

The effective income tax rate in the fourth quarter of 2009 was 21 percent, which compared to a 23 percent tax rate in the prior year period. The effective income tax rate for the full year 2009 was 24 percent, versus the 2008 tax rate of 26 percent.

Cash Flow

During the fourth quarter of 2009, Teradata generated $91 million of cash from operating activities, compared to $118 million in the prior year period. Capital expenditures in the fourth quarter of $27 million compared to $13 million in the fourth quarter of 2008. Teradata generated $64 million of free cash flow (cash from operations less capital expenditures and additions to capitalized software)(3) in the fourth quarter of 2009, versus generating $105 million in the same period in 2008.

For the full year, cash from operating activities was $455 million, versus $440 million generated in 2008. Teradata’s free cash flow for the full year was $367 million, approximately the same as the $369 million generated in 2008.(3)

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	For the period ended Dec. 31 (in millions)
	Three Months		Twelve Months
	2009	2008	2009	2008
Net Income (GAAP)	$84	$79	$254	$250

Cash provided by operating activities (GAAP)	$91	$118	$455	$440

Less capital expenditures for:

Expenditures for property and equipment	(11)	(6)	(29)	(19)

Additions to capitalized software	(16)	(7)	(59)	(52)

Total capital expenditures	(27)	(13)	(88)	(71)

Free Cash Flow (non-GAAP measure)(3)	$64	$105	$367	$369

Free Cash Flow as a percentage of Net Income	76%	133%	144%	148%

Balance Sheet

Teradata ended 2009 with $661 million in cash and short-term investments, a $43 million decrease from September 30, 2009. Share repurchases during the fourth quarter of 2009 exceeded the free cash flow generated in the same period.

During the fourth quarter, Teradata used approximately $103 million of cash to repurchase 3.4 million shares. During the full year 2009, the company repurchased 7 million shares for approximately $175 million. In 2008, the company repurchased 8.5 million shares for approximately $176 million.

Although Teradata has $300 million of funds available through a pre-arranged credit facility, there was no short- or long-term debt outstanding as of December 31, 2009.

2010 Outlook

In 2010, Teradata expects revenue to increase approximately 7 to 9 percent from the revenue it generated in 2009, including 1 to 2 percentage points of benefit from currency translation, based on currency rates on January 29, 2010. Earnings per share in 2010 is expected to be in the $1.54 to $1.64 range.

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2009 Fourth-Quarter Earnings Conference Call

A conference call is scheduled today at 8:30 a.m. (EST) to discuss the company’s fourth-quarter and full-year 2009 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s web site at www.teradata.com/investor.

Supplemental financial information regarding Teradata’s operating results is also available on the Investor Relations page of Teradata’s web site.

About Teradata

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence and achieving enterprise agility through its database software, enterprise data warehousing, data warehouse appliances, consulting, and enterprise analytics. Visit Teradata on the web at www.teradata.com.

# # #

Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.

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1.	Teradata reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures (such as free cash flow, non-GAAP EPS and non-GAAP operating income, both of which exclude certain items) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for or superior to results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following table reconciles Teradata’s earnings per diluted share, or EPS, under GAAP in the 2009 and 2008 periods to the company’s non-GAAP EPS for the periods presented, which exclude certain items. Our management regularly uses supplemental non-GAAP financial measures, such as EPS excluding certain items, internally to understand, manage and evaluate our business and make operating decisions. The company believes such non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations and results. The company also believes this information is useful for investors because it can provide consistency and comparability with past reports and projections of future results.

Reconciliation of GAAP to Non-GAAP Measures:	Q4 2009	Q4 2008	FY 2009	FY 2008
Diluted Earnings Per Share (GAAP)	$0.48	$0.45	$1.46	$1.39
Excluding:
Impairment of equity investment			0.02	0.01
Federal income tax accrual adjustment				0.02

Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.48	$0.45	$1.48	$1.42

2.	The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates. See the foreign currency schedule on the Investor Relations page of the company’s web site www.teradata.com/investor.

	For the Periods Ended December 31
(in millions)	Three Months				Twelve Months
Revenue	2009	2008	% Change As Reported	% Change Constant Currency	2009	2008	% Change As Reported	% Change Constant Currency
Products (software/hardware)	$239	$250	(4)%	(7)%	$772	$849	(9)%	(7)%

Consulting services	140	134	4%	(1)%	497	485	2%	4%
Maintenance services	117	109	7%	3%	440	428	3%	5%

Total services	257	243	6%	1%	937	913	3%	4%

Total revenue	$496	$493	1%	(3)%	$1,709	$1,762	(3)%	(1)%

By segment/region

Americas region	$300	$285	5%	4%	$981	$984	0%	0%

EMEA region	106	114	(7)%	(14)%	430	451	(5)%	2%

APJ region	90	94	(4)%	(9)%	298	327	(9)%	(10)%

Total revenue	$496	$493	1%	(3)%	$1,709	$1,762	(3)%	(1)%

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3.	As described above, the company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definition of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation or as a substitute for or superior to results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the current global economic downturn and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the enterprise data warehousing business, including the increased pressure on price/performance for data warehousing solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors described from time to time in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company’s annual reports to stockholders The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2009	2008	% Chg	2009	2008	% Chg
Revenue
Products	$239	$250	-4%	$772	$849	-9%
Services	257	243	6%	937	913	3%

Total revenue	496	493	1%	1,709	1,762	-3%

Product gross margin	162	159		503	547
% of Revenue	67.8%	63.6%		65.2%	64.4%
Services gross margin	116	110		435	402
% of Revenue	45.1%	45.3%		46.4%	44.0%

Total gross margin	278	269		938	949
% of Revenue	56.0%	54.6%		54.9%	53.9%

Selling, general and administrative expenses	138	137		483	508
Research and development expenses	34	30		117	108

Income from operations	106	102		338	333
% of Revenue	21.4%	20.7%		19.8%	18.9%

Other income (expense), net	—	1		(4)	5

Income before income taxes	106	103		334	338
% of Revenue	21.4%	20.9%		19.5%	19.2%

Income tax expense	22	24		80	88

% Tax rate	21%	23%		24%	26%

Net income	$84	$79		$254	$250

% of Revenue	16.9%	16.0%		14.9%	14.2%

Net income per common share
Basic	$0.49	$0.45		$1.48	$1.40
Diluted	$0.48	$0.45		$1.46	$1.39

Weighted average common shares outstanding
Basic	170.2	175.1		171.9	178.1
Diluted	173.2	176.1		173.9	179.8

Schedule B

TERADATA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31,	September 30,	December 31,
	2009	2009	2008
Assets

Current assets
Cash and cash equivalents	$661	$704	$402
Short term investments	—	—	40
Accounts receivable, net	387	326	451
Inventories	47	46	44
Other current assets	57	71	78

Total current assets	1,152	1,147	1,015

Property and equipment, net	95	90	88
Capitalized software, net	102	97	80
Goodwill	109	110	110
Deferred income taxes	84	81	109
Other assets	27	14	28

Total assets	$1,569	$1,539	$1,430

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$102	$81	$99
Payroll and benefits liabilities	109	96	83
Deferred revenue	256	265	255
Other current liabilities	76	71	103

Total current liabilities	543	513	540

Pension and other postemployment plan liabilities	83	82	83
Other liabilities	33	29	30

Total liabilities	659	624	653

Stockholders’ equity
Preferred stock	—	—	—
Common stock	2	2	2
Paid-in capital	622	606	572
Treasury Stock	(312)	(210)	(137)
Retained earnings	584	499	329
Accumulated other comprehensive income	14	18	11

Total stockholders’ equity	910	915	777

Total liabilities and stockholders’ equity	$1,569	$1,539	$1,430

Schedule C

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2009	2008	2009	2008
Operating activities
Net income	$84	$79	$254	$250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17	13	63	60
Stock-based compensation expense	6	6	23	21
Excess tax benefit from stock-based compensation	(3)	—	(5)	(1)
Deferred income taxes	18	9	41	38
Impairment on equity investment	—	—	5	3
Changes in assets and liabilities:
Receivables	(61)	(68)	60	73
Inventories	(1)	(2)	(2)	7
Current payables and accrued expenses	31	53	15	(7)
Deferred revenue	(11)	16	(4)	13
Other assets and liabilities	11	12	5	(17)

Net cash provided by operating activities	91	118	455	440

Investing activities
Proceeds from sales and maturities of short-term investments	—	50	65	50
Purchase of short-term investments	—	(40)	(25)	(90)
Expenditures for property and equipment	(11)	(6)	(29)	(19)
Additions to capitalized software	(16)	(7)	(59)	(52)
Other investing activities and business acquisitions, net	(15)	(1)	(9)	(25)

Net cash used in investing activities	(42)	(4)	(57)	(136)

Financing activities
Repurchase of common stock	(103)	(39)	(174)	(176)
Excess tax benefit from stock-based compensation	3	—	5	1
Other financing activities, net	11	2	25	8

Net cash used in financing activities	(89)	(37)	(144)	(167)

Effect of exchange rate changes on cash and cash equivalents	(3)	(3)	5	(5)

Increase in cash and cash equivalents	(43)	74	259	132
Cash and cash equivalents at beginning of period	704	328	402	270

Cash and cash equivalents at end of period	$661	$402	$661	$402

Schedule D

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months				Twelve Months
	2009	2008	% Change As Reported	% Change Constant Currency	2009	2008	% Change As Reported	% Change Constant Currency
Revenue

Americas	$300	$285	5%	4%	$981	$984	0%	0%
EMEA	106	114	-7%	-14%	430	451	-5%	2%
APJ	90	94	-4%	-9%	298	327	-9%	-10%

Total revenue	496	493	1%	-3%	1,709	1,762	-3%	-1%

Segment gross margin

Americas	182	163			570	557
% of Revenue	60.7%	57.2%			58.1%	56.6%
EMEA	55	59			230	234
% of Revenue	51.9%	51.8%			53.5%	51.9%
APJ	41	47			138	158
% of Revenue	45.6%	50.0%			46.3%	48.3%

Total gross margin	278	269			938	949
% of Revenue	56.0%	54.6%			54.9%	53.9%

Selling, general and administrative expenses	138	137			483	508
Research and development expenses	34	30			117	108

Income from operations	$106	$102			$338	$333

% of Revenue	21.4%	20.7%			19.8%	18.9%